Exhibit 99.1

Item 8.  Financial Statements and Supplementary Data

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER
FINANCIAL REPORTING

       Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Our internal control over financial reporting system is designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we have conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we have concluded that our internal control over financial reporting is effective as of December 31, 2007 to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

       KPMG LLP, the independent registered public accounting firm who audited our consolidated financial statements, have issued an audit report on our internal control over financial reporting. KPMG LLP's audit report on our internal control over financial reporting is included herein.

February 26, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
ENSCO International Incorporated:

       We have audited the accompanying consolidated balance sheets of ENSCO International Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ENSCO International Incorporated and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

       As discussed in note 8 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment. Also, as discussed in note 1 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.

       We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), ENSCO International Incorporated and subsidiaries' internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2008 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 26, 2008, except for the updated disclosure
pertaining to the resegmenting as described in Note 11,
as to which the date is January 13, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
ENSCO International Incorporated:

       We have audited ENSCO International Incorporated and subsidiaries' (ENSCO) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). ENSCO's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

       A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

       Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

       In our opinion, ENSCO maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

       We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of ENSCO International Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 26, 2008 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Dallas, Texas
February 26, 2008

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)
	Year Ended December 31,
	2007	2006	2005

OPERATING REVENUES	$2,143.8	$1,813.5	$1,034.3

OPERATING EXPENSES
Contract drilling	684.1	576.7	454.4
Depreciation	184.3	175.0	153.4
General and administrative	59.5	44.6	32.0

	927.9	796.3	639.8

OPERATING INCOME	1,215.9	1,017.2	394.5

OTHER INCOME (EXPENSE)
Interest income	26.3	14.9	7.0
Interest expense, net	(1.9)	(16.5)	(28.8)
Other, net	13.4	(4.3)	(2.2)

	37.8	(5.9)	(24.0)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,253.7	1,011.3	370.5

PROVISION FOR INCOME TAXES
Current income tax expense	261.3	236.8	93.6
Deferred income tax expense	.4	15.9	6.9

	261.7	252.7	100.5

INCOME FROM CONTINUING OPERATIONS	992.0	758.6	270.0

DISCONTINUED OPERATIONS
Income from discontinued operations, net	--	3.3	1.0
Gain on disposal of discontinued operations, net	--	7.2	13.9

	--	10.5	14.9

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	992.0	769.1	284.9

CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ADOPTION OF SFAS 123(R), NET	--	.6	--

NET INCOME	$992.0	$769.7	$284.9

EARNINGS PER SHARE - BASIC
Continuing operations	$6.76	$4.98	$1.78
Discontinued operations	--	.07	.10
Cumulative effect of accounting change	--	.00	--

	$6.76	$5.06	$1.88

EARNINGS PER SHARE - DILUTED
Continuing operations	$6.73	$4.96	$1.77
Discontinued operations	--	.07	.10
Cumulative effect of accounting change	--	.00	--

	$6.73	$5.04	$1.87

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	146.7	152.2	151.7
Diluted	147.3	152.8	152.4

CASH DIVIDENDS PER COMMON SHARE	$.10	$.10	$.10

The accompanying notes are an integral part of these consolidated financial statements.

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in millions, except par value amounts)
	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$629.5	$565.8
Accounts receivable, net	383.2	338.8
Other	116.6	82.6

Total current assets	1,129.3	987.2

PROPERTY AND EQUIPMENT, AT COST	4,704.7	4,129.5
Less accumulated depreciation	1,345.8	1,169.1

Property and equipment, net	3,358.9	2,960.4

GOODWILL	336.2	336.2

OTHER ASSETS, NET	144.4	50.6

	$4,968.8	$4,334.4

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$18.8	$12.4
Accrued liabilities and other	465.6	205.4
Current maturities of long-term debt	19.1	167.1

Total current liabilities	503.5	384.9

LONG-TERM DEBT	291.4	308.5

DEFERRED INCOME TAXES	352.0	356.5

OTHER LIABILITIES	69.9	68.5

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $1 par value, 20.0 million shares authorized
and none issued	--	--
Common stock, $.10 par value, 250.0 million shares authorized,
180.3 million and 178.7 million shares issued	18.0	17.9
Additional paid-in capital	1,700.5	1,621.3
Retained earnings	2,977.5	1,994.5
Accumulated other comprehensive loss	(4.2)	(5.5)
Treasury stock, at cost, 36.4 million shares and 26.9 million shares	(939.8)	(412.2)

Total stockholders' equity	3,752.0	3,216.0

	$4,968.8	$4,334.4

The accompanying notes are an integral part of these consolidated financial statements.

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)
	Year Ended December 31,
	2007	2006	2005

OPERATING ACTIVITIES
Net income	$992.0	$769.7	$284.9
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation expense	184.3	175.0	153.4
Deferred income tax expense	.4	15.9	6.9
Share-based compensation expense	36.9	21.9	15.9
Excess tax (benefit) deficiency from share-based compensation	(6.6)	(3.6)	4.9
Amortization of other assets	8.1	6.2	6.0
Income from discontinued operations, net	--	(3.3)	(1.0)
Gain on disposal of discontinued operations, net	--	(7.2)	(13.9)
Other	.1	6.7	4.6
Changes in operating assets and liabilities:
Increase in accounts receivable	(44.4)	(69.8)	(86.0)
Increase in other assets	(130.9)	(23.8)	(16.8)
Increase (decrease) in accounts payable	6.5	(6.7)	3.5
Increase (decrease) in accrued liabilities and other	195.6	62.8	(10.8)

Net cash provided by operating activities of continuing operations	1,242.0	943.8	351.6

INVESTING ACTIVITIES
Additions to property and equipment	(519.9)	(528.6)	(477.1)
Net proceeds from disposal of discontinued operations	--	23.7	132.9
Other	7.7	2.9	2.5

Net cash used in investing activities	(512.2)	(502.0)	(341.7)

FINANCING ACTIVITIES
Repurchase of common stock under authorized program	(521.6)	(160.0)	--
Reduction of long-term borrowings	(167.2)	(17.1)	(58.3)
Cash dividends paid	(14.8)	(15.3)	(15.2)
Proceeds from exercise of share options	35.8	41.8	67.2
Excess tax benefit (deficiency) from share-based compensation	6.6	3.6	(4.9)
Other	(4.1)	(1.0)	(3.2)

Net cash used in financing activities	(665.3)	(148.0)	(14.4)

Effect of exchange rate changes on cash and cash equivalents	(.8)	(.2)	(.7)
Net cash provided by operating activities of discontinued operations	--	3.7	6.7

INCREASE IN CASH AND CASH EQUIVALENTS	63.7	297.3	1.5

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	565.8	268.5	267.0

CASH AND CASH EQUIVALENTS, END OF YEAR	$629.5	$565.8	$268.5

The accompanying notes are an integral part of these consolidated financial statements.

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business

       ENSCO International Incorporated is one of the leading providers of offshore contract drilling services to the international oil and gas industry. We have one of the largest and most capable offshore drilling rig fleets in the world which is comprised of 46 drilling rigs, including 44 jackup rigs, one ultra-deepwater semisubmersible rig and one barge rig. Additionally, we have four ultra-deepwater semisubmersible rigs under construction. We drill and complete offshore oil and gas wells for major international, government-owned and independent oil and gas companies on a "day rate" contract basis, under which we provide our drilling rigs and rig crews and receive a fixed amount per day for drilling the well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well.

       Our contract drilling operations are integral to the exploration, development and production of oil and gas. Our business levels and corresponding operating results are significantly affected by worldwide levels of offshore exploration and development spending by oil and gas companies. Levels of offshore exploration and development spending may fluctuate substantially from year to year and from region to region. Such fluctuations result from many factors, including demand for oil and gas, regional and global economic conditions, political, social and legislative environments in the U.S. and other major oil-producing countries, the production levels and related activities of OPEC and other oil and gas producers, technological advancements that impact the methods or cost of oil and gas exploration and development, disruption to exploration and development activities due to hurricanes and other severe weather conditions, and the impact that these and other events have on the current and expected future pricing of oil and natural gas (see Note 11 "Segment Information" for additional information concerning our operations by geographic region).

   Principles of Consolidation

       The accompanying consolidated financial statements include the accounts of ENSCO International Incorporated and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain previously reported amounts have been reclassified to conform to the current-year presentation. Unless the context otherwise requires, the terms "we," "us" and "our" refer to ENSCO International Incorporated and its consolidated subsidiaries.

   Pervasiveness of Estimates

       The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. Actual results could differ from those estimates.

   Foreign Currency Translation

       The U.S. dollar is the functional currency of all our non-U.S. subsidiaries. The financial statements of these subsidiaries are remeasured in U.S. dollars based on a combination of both current and historical exchange rates. Currency translation adjustments and transaction gains and losses, including certain gains and losses on our derivative instruments, are included in other, net, on our consolidated statements of income. We had net foreign currency exchange gains of $9.2 million for the year ended December 31, 2007, net foreign currency exchange losses of $2.8 million for the year ended December 31, 2006 and net foreign currency exchange gains of $700,000 for the year ended December 31, 2005.

   Cash Equivalents and Short-Term Investments

       Highly liquid investments with maturities of three months or less at the date of purchase are considered cash equivalents. Highly liquid investments with maturities of greater than three months but less than one year at the date of purchase are classified as short-term investments.

   Property and Equipment

       All costs incurred in connection with the acquisition, construction, enhancement and improvement of assets are capitalized, including allocations of interest incurred during periods that our drilling rigs are under construction or undergoing major enhancements and improvements. Maintenance and repair costs are charged to operating expenses. Upon sale or retirement of assets, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

       Our property and equipment is depreciated on the straight-line method, after allowing for salvage values, over the estimated useful lives of our assets. Drilling rigs and related equipment are depreciated over estimated useful lives ranging from 4 to 30 years. Other equipment, including computer and communications hardware and software costs, is depreciated over estimated useful lives ranging from two to six years. Buildings and improvements are depreciated over estimated useful lives ranging from 2 to 30 years.

       We evaluate the carrying value of our property and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. For property and equipment used in our operations, recoverability is determined by comparing the net carrying value of an asset to either an independent fair value appraisal of the asset or the expected undiscounted future cash flows, before interest, of the asset. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. We recorded no impairment charges during the three-year period ended December 31, 2007. Property and equipment held for sale is recorded at the lower of net book value or net realizable value.

   Goodwill

       We test goodwill for impairment on an annual basis, or when events or changes in circumstances indicate that a potential impairment exists. Based on our goodwill impairment analysis performed as of December 31, 2007, there was no impairment of goodwill.

   Operating Revenues and Expenses

       Substantially all of our drilling services contracts ("contracts") are performed on a day rate basis and the terms of such contracts are typically for a specific period of time or the period of time required to complete a specific task, such as drilling a well. Contract revenue and expenses are recognized on a per day basis, as the work is performed. Day rate revenues are typically earned, and contract drilling expenses are typically incurred, on a uniform basis over the terms of our contracts.

       In connection with some contracts, we receive lump-sum fees or similar compensation for the mobilization of equipment and personnel prior to the commencement of drilling services or the demobilization of equipment and personnel upon contract completion. Fees received for the mobilization or demobilization of equipment and personnel are included in operating revenue. The costs incurred in connection with the mobilization and demobilization of equipment and personnel are included in contract drilling expense. Mobilization fees received and costs incurred are deferred and recognized over the period that the related drilling services are performed on a straight-line basis.

       Demobilization fees and related costs are recognized as incurred, upon contract completion. Costs associated with the mobilization of equipment and personnel to more promising market areas without contracts are expensed as incurred.

       Deferred mobilization costs are included in other current assets and other assets, net, and totaled $29.2 million and $15.0 million, at December 31, 2007 and 2006, respectively. Deferred mobilization revenue is included in accrued liabilities and other, and other liabilities and totaled $53.3 million and $29.2 million at December 31, 2007 and 2006, respectively.

       In connection with some contracts, we receive up-front, lump-sum fees or similar compensation for capital improvements to our rigs. Such compensation is deferred and recognized as revenue over the related contract period. The cost of such capital improvements is capitalized and depreciated over the useful life of the asset. Deferred revenue associated with capital improvements is included in accrued liabilities and other, and other liabilities and totaled $1.5 million and $2.7 million at December 31, 2007 and 2006, respectively.

       We must obtain certifications from various regulatory bodies in order to operate our drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs incurred in connection with maintaining such certifications, including inspections, tests, surveys and drydock, as well as remedial structural work and other compliance costs, are deferred and amortized over the corresponding certification periods. Deferred regulatory certification and compliance costs are included in other current assets and other assets, net, and totaled $10.4 million and $4.1 million at December 31, 2007 and 2006, respectively.

       In certain countries in which we operate, taxes such as sales, use, value added, gross receipts, and excise may be assessed by the local government on our revenues. We generally record our tax-assessed revenue transactions on a net basis in our consolidated statements of income.

   Derivative Financial Instruments

       We use derivative financial instruments ("derivatives") to reduce our exposure to various market risks, primarily interest rate risk and foreign currency risk. We employ an interest rate risk management strategy that occasionally utilizes derivatives to minimize or eliminate unanticipated fluctuations in earnings and cash flows arising from changes in, and volatility of, interest rates. We maintain a foreign currency risk management strategy that utilizes derivatives to reduce our exposure to unanticipated fluctuations in earnings and cash flows caused by changes in foreign currency exchange rates. We do not enter into derivatives for trading or other speculative purposes.

       All derivatives are recorded on our consolidated balance sheet at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. Derivatives qualify for hedge accounting when they are formally designated as hedges at inception of the associated derivative contract and are effective in reducing the risk exposure that they are designated to hedge. Our assessment for hedge effectiveness is formally documented at hedge inception and we review hedge effectiveness and measure any ineffectiveness throughout the designated hedge period on at least a quarterly basis.

       Changes in the fair value of derivatives that are designated as hedges of the fair value of recognized assets or liabilities or unrecognized firm commitments ("fair value hedges") are recorded currently in earnings and included in other, net, on the consolidated statement of income. Changes in the fair value of derivatives that are designated as hedges of the variability in expected future cash flows associated with existing recognized assets or liabilities or forecasted transactions ("cash flow hedges") are recorded in the accumulated other comprehensive loss section of stockholders' equity. Amounts recorded in accumulated other comprehensive loss associated with cash flow hedges are subsequently reclassified into interest expense and contract drilling expenses as earnings are affected by the underlying hedged forecasted transaction.

       Gains and losses on a cash flow hedge, or a portion of a cash flow hedge, that no longer qualify as effective due to an unanticipated change in forecasted transactions are recognized currently in earnings and included in other, net, on the consolidated statement of income based on the change in the market value of the cash flow hedge. When a forecasted transaction is no longer probable of occurring, gains and losses on the cash flow hedge previously recorded in the accumulated other comprehensive loss section of shareholders' equity are reclassified currently into earnings and included in other, net, on the consolidated statement of income. In assessing the effectiveness of a cash flow hedge, the hedge's time value component is excluded from the measurement of hedge effectiveness and recognized currently in earnings in other, net, on the consolidated statement of income.

       We occasionally enter into derivatives that economically hedge certain risks, but we do not designate such derivatives as hedges or the derivatives otherwise do not qualify for hedge accounting. In these situations, there generally exists a natural hedging relationship where changes in the fair value of the derivatives offset changes in the fair value of the underlying hedged items. Changes in the fair value of these derivatives are recognized currently in earnings in other, net, on the consolidated statement of income.

       Derivatives with asset fair values are reported in other current assets or other assets, net, depending on maturity date. Derivatives with liability fair values are reported in accrued liabilities and other, or other liabilities, depending on maturity date. At December 31, 2007 and 2006, the fair value of our foreign currency derivatives was a net asset of $4.6 million and $4.0 million, respectively.

   Income Taxes

       We conduct operations and earn income in numerous international countries and are subject to the laws of taxing jurisdictions within those countries, as well as U.S. federal and state tax laws. Current income taxes are recognized for the amount of taxes payable or refundable based on the laws and income tax rates in the taxing jurisdictions in which operations are conducted and income is earned.

       Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized.

       In many of the international jurisdictions where we operate, tax laws relating to the offshore drilling industry are not well developed and change frequently. Furthermore, we may enter into transactions with affiliates or employ other tax planning strategies that generally are subject to complex tax regulations. As a result of the foregoing, the tax liabilities and assets we recognize in our financial statements may differ from the tax positions taken, or expected to be taken, in our tax returns. We adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Tax - an interpretation of FASB Statement No. 109" on January 1, 2007 (see Note 8 "Income Taxes"). Under FIN 48, our tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to income taxes are included in current income tax expense.

       Our drilling rigs are frequently moved from one taxing jurisdiction to another based on where they are contracted to perform drilling services. The movement of drilling rigs among taxing jurisdictions may include a transfer of the ownership of the drilling rig among our subsidiaries. Income taxes attributable to gains resulting from intercompany sales of our drilling rigs, as well as the tax effect of any reversing temporary differences resulting from intercompany sales or transfers, are deferred and amortized on a straight-line basis over the remaining useful life of the rig.

       In some instances, we may determine that certain temporary differences will not result in a taxable or deductible amount in future years, as it is more-likely-than-not we will commence operations and depart from a given taxing jurisdiction without such temporary differences being recovered or settled. Under these circumstances, no future tax consequences are expected and no deferred taxes are recognized in connection with such operations. We evaluate our determinations on a periodic basis and, in the event our expectations relative to future tax consequences change, the applicable deferred taxes are recognized.

       In December 2007, substantially all of the undistributed earnings of our non-U.S. subsidiaries were distributed to our U.S. parent (see Note 8 "Income Taxes"). It is our policy and intention to indefinitely reinvest all remaining and future undistributed earnings of our non-U.S. subsidiaries in such subsidiaries. Accordingly, no U.S. deferred taxes are provided on the undistributed earnings of our non-U.S. subsidiaries.

   Share-Based Employee Compensation

       We sponsor several share-based compensation plans that provide equity compensation to our employees, officers and directors. Effective January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards No. 123, (revised 2004) "Share-Based Payment" ("SFAS 123(R)"), using the modified-retrospective transition method. Under that transition method, compensation cost recognized in prior periods was restated to include share option compensation cost previously reported in our pro forma footnote disclosures. Share-based compensation cost is measured at fair value on the date of grant and recognized on a straight line basis over the requisite service period (usually the vesting period). Beginning in 2006, the amount of compensation cost recognized in the consolidated statements of income is based on the awards ultimately expected to vest, and therefore, reduced for estimated forfeitures. (See Note 7 "Employee Benefit Plans" for information concerning the adoption of SFAS 123(R) and its impact on our consolidated financial statements.)

   Earnings Per Share

       For each of the years in the three-year period ended December 31, 2007, there were no adjustments to net income for purposes of calculating basic and diluted earnings per share. The following is a reconciliation of the weighted average common shares used in the basic and diluted earnings per share computations for each of the years in the three-year period ended December 31, 2007 (in millions):

	2007	2006	2005

Weighted average common shares - basic	146.7	152.2	151.7
Potentially dilutive common shares:
Non-vested share awards	.1	.0	.1
Share options	.5	.6	.6

Weighted average common shares - diluted	147.3	152.8	152.4

       Options to purchase 503,250 shares of common stock in 2007, 684,000 shares of common stock in 2006 and 15,000 shares of common stock in 2005 were not included in the computation of diluted earnings per share because the exercise price of the options exceeded the average market price of the common stock for the respective periods.

   Adoption of SAB 108

       In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 became effective for our fiscal year ended December 31, 2006. SAB 108 provides guidance on how prior year financial statement misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether current year financial statements are materially misstated. The techniques most commonly used to accumulate and quantify misstatements were generally referred to as the "rollover" and "iron curtain" approaches. The rollover approach quantifies a misstatement based on the amount of error originating in the current year income statement. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year of origination. SAB 108 requires consideration of both the rollover and iron curtain approaches in quantifying and evaluating the effects of financial statement misstatements.

       During years prior to 2006, we used the rollover approach to quantify and evaluate the effects of financial statement misstatements. In applying the guidance of SAB 108 during 2006, we concluded the two misstatements described below, when evaluated using the iron curtain approach, were material to our December 31, 2006 financial statements.

       In 1997, we adopted a policy pursuant to which the depreciation of a rig was suspended during periods it was out of service while undergoing major upgrade and enhancement procedures. In 2005, we discontinued this policy after concluding it was not in accordance with U.S. generally accepted accounting principles. We evaluated the financial statement misstatements resulting from the application of this policy and concluded their impact on each of our prior period financial statements was immaterial. In accordance with SAB 108, we elected to report the cumulative effect of the financial statement misstatements, a $17.6 million increase in accumulated depreciation, $2.6 million decrease in deferred tax liabilities and $15.0 million decrease in retained earnings, effective January 1, 2006.

       We maintain relatively constant levels of consumable supplies and spare parts on each of our drilling rigs for use in our operations ("inventory"). Prior to the fourth quarter of 2006, we utilized an accounting policy under which inventory was charged to contract drilling expense at the time it was shipped to a drilling rig, although some of it was temporarily stored and consumed later. We had previously evaluated and concluded the impact of the financial statement misstatements resulting from the difference between the amounts of inventory charged to contract drilling expense and the estimated amounts of inventory consumed was immaterial to our prior period financial statements. During the fourth quarter of 2006, we adopted an inventory accounting policy that recorded the inventory on our drilling rigs at the lower of cost or estimated value in accordance with U.S. generally accepted accounting principles. As part of the adoption of this accounting policy and in accordance with SAB 108, we elected to report the cumulative effect of the financial statement misstatements relating to accounting for inventory, a $32.3 million increase in other current assets, $6.7 million increase in deferred tax liabilities and $25.6 million increase in retained earnings, effective January 1, 2006. The inventory accounting policy discussed above did not have a material impact on our December 31, 2006 financial statements.

2.  PROPERTY AND EQUIPMENT

       Property and equipment at December 31, 2007 and 2006 consists of the following (in millions):

	2007	2006

Drilling rigs and equipment	$3,816.4	$3,586.5
Other	40.4	39.4
Work in progress	847.9	503.6

	$4,704.7	$4,129.5

       Work in progress at December 31, 2007 primarily consisted of $760.4 million related to the construction of our four ultra-deepwater semisubmersible rigs, ENSCO 8500, ENSCO 8501, ENSCO 8502 and ENSCO 8503 and costs associated with various modification and enhancement projects. Work in progress at December 31, 2006 primarily consisted of $455.0 million related to the construction of ENSCO 108 and three ultra-deepwater semisubmersible rigs, ENSCO 8500, ENSCO 8501 and ENSCO 8502 and costs associated with various modification and enhancement projects.

3.  LONG-TERM DEBT

       Long-term debt at December 31, 2007 and 2006 consists of the following (in millions):

	2007	2006

4.65% Bonds due 2020	$ 58.5	$ 63.0
6.36% Bonds due 2015	101.4	114.0
6.75% Notes due 2007	--	149.9
7.20% Debentures due 2027	148.7	148.7
Other	1.9	--

	310.5	475.6
Less current maturities	(19.1)	(167.1)

Total long-term debt	$291.4	$308.5

    Bonds Due 2020 and 2015

       In October 2003, we issued $76.5 million of 17-year bonds to provide long-term financing for ENSCO 105. The bonds are guaranteed by MARAD and will be repaid in 34 equal semiannual principal installments of $2.3 million ending in October 2020. Interest on the bonds is payable semiannually, in April and October, at a fixed rate of 4.65%. The bonds are collateralized by ENSCO 105 and we have guaranteed the performance of our obligations under the bonds to MARAD.

       In January 2001, we issued $190.0 million of 15-year bonds to provide long-term financing for ENSCO 7500. The bonds are guaranteed by MARAD and will be repaid in 30 equal semiannual principal installments of $6.3 million ending in December 2015. Interest on the bonds is payable semiannually, in June and December, at a fixed rate of 6.36%. The bonds are collateralized by ENSCO 7500 and we have guaranteed the performance of our obligations under the bonds to MARAD.

    Notes Due 2007 and Debentures Due 2027

       In November 1997, we issued $300.0 million of unsecured debt in a public offering, consisting of $150.0 million of 6.75% Notes due November 15, 2007 (the “Notes”) and $150.0 million of 7.20% Debentures due November 15, 2027 (the “Debentures”). In November 2007, the Notes and accrued interest of $5.1 million were paid in full. Interest on the Debentures is payable semiannually in May and November and may be redeemed at any time at our option, in whole or in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and a make-whole premium. The indenture under which the Debentures were issued contains limitations on the incurrence of indebtedness secured by certain liens, and limitations on engaging in certain sale/leaseback transactions and certain merger, consolidation or reorganization transactions. The Debentures are not subject to any sinking fund requirements.

    Revolving Credit Facility

       We have a $350.0 million unsecured revolving credit facility (the "Credit Facility") with a syndicate of lenders for general corporate purposes. The Credit Facility has a five-year term, expiring in June 2010. Advances under the Credit Facility bear interest at LIBOR plus an applicable margin rate (currently .35% per annum), depending on our credit rating. We pay a facility fee (currently .10% per annum) on the total $350.0 million commitment, which is also based on our credit rating, and pay an additional utilization fee on outstanding advances if such advances equal or exceed 50% of the total $350.0 million commitment. We had no amounts outstanding under the Credit Facility at December 31, 2007 or 2006.

    Maturities

       The aggregate maturities of our long-term debt, excluding un-amortized discounts of $1.3 million, for each of the five years subsequent to December 31, 2007, are as follows (in millions):

2008	$19.1
2009	17.2
2010	17.2
2011	17.2
2012	17.2
Thereafter	223.9

Total	$311.8

4.  DERIVATIVE FINANCIAL INSTRUMENTS

       The estimated amount of unrealized gains and losses on derivative instruments, net of tax at December 31, 2007, that will be reclassified to earnings during the next twelve months is as follows (in millions):

Net unrealized gains to be reclassified to contract drilling expenses	$2.8
Net unrealized losses to be reclassified to interest expense	(.7)

Net unrealized gains to be reclassified to earnings	$2.1

       We utilize derivative instruments and undertake hedging activities in accordance with our established policies for the management of market risk. We do not enter into derivative instruments for trading or other speculative purposes. All of our outstanding hedge contracts mature during the next fourteen months. Our management believes that our use of derivative instruments and related hedging activities do not expose us to any material interest rate risk, foreign currency exchange rate risk, commodity price risk, credit risk or any other material market rate or price risk.

5.  COMPREHENSIVE INCOME

       The components of our comprehensive income for each of the years in the three-year period ended December 31, 2007, are as follows (in millions):

	2007	2006	2005

Net Income	$992.0	$769.7	$284.9
Other comprehensive income (loss)
Net change in fair value of derivatives	8.2	5.8	(6.3)
Reclassification of unrealized gains and losses on derivatives from other comprehensive (income) loss into net income	(6.9)	(.4)	3.3
Foreign currency translation adjustment	--	--	1.1

Net other comprehensive income (loss)	1.3	5.4	(1.9)

Comprehensive income	$993.3	$775.1	$283.0

       Accumulated other comprehensive loss at December 31, 2007 and 2006 is comprised of net unrealized losses on derivative instruments, net of tax.

6.  STOCKHOLDERS' EQUITY

       In March 2006, our Board of Directors authorized the repurchase of up to $500.0 million of our outstanding common stock. In August 2007, following completion of the authorized repurchase of $500.0 million of common stock, our Board of Directors authorized the repurchase of an additional $500.0 million of our outstanding common stock. Aggregate repurchases of common stock during the year ended December 31, 2007 totaled 9.4 million shares at a cost of $521.6 million (an average cost of $55.56 per share).

       At December 31, 2007 and December 31, 2006, the outstanding shares of our common stock, net of treasury shares, were 143.9 million and 151.8 million, respectively.

A summary of activity in the various stockholders' equity accounts for each of the years in the three-year period ended December 31, 2007 is as follows (in millions):

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Treasury
	Shares	Amounts	Capital	Earnings	Loss	Stock

BALANCE, December 31, 2004	174.5	$17.5	$1,476.0	$ 959.8	$ (9.0)	$(250.4)
Net income	--	--	--	284.9	--	--
Cash dividends paid	--	--	--	(15.2)	--	--
Common stock issued under
share-based compensation
plans, net	2.3	.2	67.6	--	--	(.8)
Tax deficiency from share-based
compensation expense	--	--	(4.8)	--	--	--
Share-based compensation expense	--	--	16.1	--	--	--
Net other comprehensive loss	--	--	--	--	(1.9)	--

BALANCE, December 31, 2005	176.8	17.7	1,554.9	1,229.5	(10.9)	(251.2)
Cumulative effect for adoption of SAB 108	--	--	--	10.6	--	--
Cumulative effect for adoption of SFAS 123(R)	--	--	(.8)	--	--	--
Net income	--	--	--	769.7	--	--
Cash dividends paid	--	--	--	(15.3)	--	--
Common stock issued under
share-based compensation
plans, net	1.9	.2	41.7	--	--	(1.0)
Tax benefit from share-based
compensation	--	--	3.6	--	--	--
Repurchase of common stock	--	--	--	--	--	(160.0)
Share-based compensation expense	--	--	21.9	--	--	--
Net other comprehensive income	--	--	--	--	5.4	--

BALANCE, December 31, 2006	178.7	17.9	1,621.3	1,994.5	(5.5)	(412.2)
Cumulative effect for adoption of FIN 48	--	--	--	5.8	--	--
Net income	--	--	--	992.0	--	--
Cash dividends paid	--	--	--	(14.8)	--	--
Common stock issued under
share-based compensation
plans, net	1.6	.1	35.7	--	--	(6.0)
Tax benefit from share-based
compensation	--	--	6.6	--	--	--
Repurchase of common stock	--	--	--	--	--	(521.6)
Share-based compensation expense	--	--	36.9	--	--	--
Net other comprehensive income	--	--	--	--	1.3	--

BALANCE, December 31, 2007	180.3	$18.0	$1,700.5	$2,977.5	$ (4.2)	$(939.8)

7.  EMPLOYEE BENEFIT PLANS

   Adoption of New Accounting Standard

       We grant share options and non-vested share awards to our employees, officers and directors. Prior to January 1, 2006, we accounted for share options using the recognition and measurement provisions of Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). No compensation cost for share options was recognized in net income for periods prior to January 1, 2006, as all share options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Non-vested share awards were accounted for under the provisions of SFAS 123. Accordingly, compensation cost for non-vested share awards was measured using the market value of the common stock on the date of grant and was recognized on a straight line basis over the requisite service period (usually the vesting period).

       Effective January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards No. 123, (revised 2004) "Share-Based Payment" ("SFAS 123(R)"), using the modified-retrospective transition method. Under that transition method, compensation cost recognized in prior periods was restated to include share option compensation cost previously reported in our pro forma footnote disclosures required by SFAS 123. Compensation cost recognized in the year ended December 31, 2005 was restated to include: (a) compensation cost for all share options granted prior to, but not yet vested as of January 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share options granted during the year ended December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123. The December 31, 2005 consolidated balance sheet was restated to reflect all share option compensation cost recognized in periods prior to January 1, 2005, and to reflect compensation cost recognized during the year ended December 31, 2005.

       No restatement was necessary in relation to our non-vested share awards upon adoption of SFAS 123(R), as compensation cost related to those awards, based on the fair value of our stock on the date of grant, was previously recognized in the financial statements. Under SFAS 123(R), non-vested share awards will continue to be measured using the market value of the common stock on the date of grant and recognized on a straight line basis over the requisite service period (usually the vesting period).

       The following table summarizes share option compensation expense recognized during the year ended December 31, 2005 resulting from the adoption of SFAS 123(R) on January 1, 2006 (in millions, except per share amounts):

Contract Drilling	$ 7.1
General and administrative	6.2

Share option compensation expense included
in operating expenses	13.3
Tax benefit	(4.2)

Share option compensation expense included in
income from continuing operations	9.1
Share option compensation expense included in
discontinued operations, net		.1

Total share option compensation expense
included in net income	$ 9.2

Earnings per share impact - Basic	$.0	6
Earnings per share impact - Diluted	$.0	6

       To reflect share option compensation cost recognized during periods prior to January 1, 2006, the December 31, 2005 balance sheet was adjusted upon adoption of SFAS 123(R) to increase deferred tax assets by $6.8 million and additional paid-in capital by $72.6 million, and to decrease retained earnings by $65.8 million.

       Prior to the adoption of SFAS 123(R), tax benefits from share-based compensation plans were reported as cash provided by operating activities of continuing operations in the consolidated statements of cash flows. Under SFAS 123(R), the excess or shortfall of tax deductions, resulting from the exercise of share options and vesting of share awards, compared to the tax benefits resulting from the compensation expense recognized in connection with such exercised share options and vested share awards is reported as an excess tax benefit or tax deficiency, as applicable, under financing activities in the consolidated statements of cash flows. As a result of adopting SFAS 123(R) using the modified-retrospective transition method, both the previously reported amounts of cash provided by operating activities of continuing operations and cash used in financing activities in the consolidated statement of cash flows for the year ended December 31, 2005, increased by $4.9 million.

       Share-based compensation expense recognized in the consolidated statements of income is based on awards ultimately expected to vest, and therefore, has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures were based on historical experience. Prior to the adoption of SFAS 123(R), we accounted for forfeitures as they occurred. On January 1, 2006, we estimated that 13.7% of share options and 8.2% of non-vested share awards were not expected to vest. Accordingly, we recognized a cumulative adjustment to reduce share-based compensation expense by $600,000, net of tax, for unvested share options and non-vested share awards that were recognized in the financial statements as a result of applying the modified-retrospective transition method. The estimate is included in "Cumulative effect of accounting change for adoption of SFAS 123(R), net" on the consolidated statement of income for the year ended December 31, 2006.

       Subsequent to the adoption of SFAS 123(R), compensation cost for all equity awards, regardless of when they were granted, is recognized based on the number of awards expected to vest. All subsequent changes in estimated forfeitures, including changes in estimates relating to share options and non-vested share awards granted prior to the adoption of SFAS 123(R), are based on historical experience and will be recognized as a cumulative adjustment to compensation cost in the period in which they occur.

   Share Options

       In May 2005, our stockholders approved the 2005 Long-Term Incentive Plan (the "2005 Plan"). The 2005 Plan is similar to and essentially replaces our previously adopted 1998 Incentive Plan (the "1998 Plan") and 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). No further awards will be granted under the previously adopted plans, however, those plans shall continue to apply to and govern awards made thereunder. Under the 2005 Plan, a maximum of 7.5 million new shares are reserved for issuance as awards of share options to officers, non-employee directors and key employees who are in a position to contribute materially to our growth, development and our long-term success. Share options granted to officers and employees generally become exercisable in 25% increments over a four-year period and to the extent not exercised, expire on the seventh anniversary of the date of grant. Share options granted to non-employee directors are immediately exercisable and to the extent not exercised, expire on the seventh anniversary of the date of grant. The exercise price of share options granted under the 2005 Plan equals the market value of the underlying stock on the date of grant. At December 31, 2007, options to purchase 1.9 million shares of our common stock were outstanding under the 2005 Plan.

       Share options previously granted under the 1998 Plan become exercisable in 25% increments over a four-year period and to the extent not exercised, expire on the fifth anniversary of the date of grant. Share options previously granted under the Directors' Plan become exercisable six months after the date of grant and expire, if not exercised, five years thereafter. The exercise price of share options granted under the 1998 Plan and the Directors' Plan equals the market value of the underlying stock on the date of grant. At December 31, 2007, options to purchase 600,000 shares of our common stock were outstanding under the 1998 Plan and the Directors' Plan.

The following table summarizes share option compensation expense recognized during each of the years in the three-year period ended December 31, 2007 (in millions):

	2007	2006	2005

Contract drilling	$ 5.8	$ 6.5	$ 7.1
General and administrative	7.8	8.7	6.2

Share option compensation expense included in
operating expenses	13.6	15.2	13.3
Tax benefit	(3.8)	(4.2)	(4.2)

Share option compensation expense included in
income from continuing operations	9.8	11.0	9.1
Share option compensation expense included in
discontinued operations, net	--	--	.1

Total share option compensation expense included
in net income	$ 9.8	$11.0	$ 9.2

       The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions for each of the years in the three-year period ended December 31, 2007:

	2007	2006	2005

Risk-free interest rate	4.8%	4.9%	3.5%
Expected life (in years)	4.7	4.8	5.1
Expected volatility	29.8%	35.4%	38.8%
Dividend yield	.2%	.2%	.3%

       Expected volatility is based on the historical volatility of the market price of our common stock over the period of time equivalent to the expected term of the options granted. The expected term of options granted is derived from historical exercise patterns over a period of time equivalent to the term of the options granted. We have not experienced significant differences in the historical exercise patterns among officers, employees and non-employee directors for them to be considered separately for valuation purposes. The risk-free interest rate is based on the implied yield of U.S. Treasury zero-coupon issues on the date of grant with a remaining term approximating the expected term of the options granted.

A summary of share option activity for the year ended December 31, 2007, is as follows (shares and intrinsic value in thousands, term in years):

			Weighted
		Weighted	Average
		Exercise	Contractual	Intrinsic
Share Options	Shares	Price	Term	Value

Outstanding at January 1, 2007	3,204	$36.25
Granted	535	60.43
Exercised	(1,140)	31.46
Forfeited	(104)	42.60

Outstanding at December 31, 2007	2,495	$43.37	4.5	$41,139

Exercisable at December 31, 2007	862	$37.13	3.6	$19,418

The following table summarizes the value of options granted and exercised during each of the years in the three-year period ended December 31, 2007:

	2007	2006	2005

Weighted-average grant-date fair value of
share options granted (per share)	$20.44	$18.54	$13.02
Intrinsic value of share options exercised during
the year (in millions)	$ 30.0	$ 28.9	$ 20.4
The following table summarizes information about share options outstanding at December 31, 2007 (shares in thousands):

	Options Outstanding			Options Exercisable
		Weighted Average
	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$23.40 - $27.85	504	1.6 years	$27.29	247	$27.28
29.55 - 33.55	555	3.7 years	32.91	300	32.49
43.64 - 47.12	345	5.4 years	46.51	167	46.45
50.09 - 62.99	1,091	5.9 years	55.12	148	52.53

	2,495	4.5 years	$43.37	862	$37.13

       As of December 31, 2007, there was $21.1 million of total unrecognized compensation cost related to share options granted, which is expected to be recognized over a weighted-average period of 2.5 years.

    Non-Vested Share Awards

       Under the 2005 Plan, non-vested share awards may be issued to our officers, non-employee directors and key employees who are in a position to contribute materially to our growth, development and our long-term success. Prior to the adoption of the 2005 Plan, non-vested share awards were issued under the 1998 Plan and generally vested at a rate of 10% per year, as determined by a committee of the Board of Directors. No further non-vested share awards will be granted under the 1998 Plan, however, that plan shall continue to apply to and govern awards issued thereunder. The 2005 Plan provides for the issuance of non-vested share awards up to a maximum of 2.5 million new shares. Under the 2005 Plan, grants of non-vested share awards generally vest at a rate of 20% per year, as determined by a committee of the Board of Directors. All non-vested share awards have voting and dividend rights effective on the date of grant. Compensation expense is measured using the market value of the common stock on the date of grant and is recognized on a straight-line basis over the requisite service period (usually the vesting period). At December 31, 2007, there were 1.3 million shares of common stock available for non-vested share awards under the 2005 Plan.

       During the first quarter of 2007, we entered into a retirement agreement with our former CEO and non-executive Chairman of our Board of Directors, the cost of which was recognized through his May 22, 2007 retirement date. The agreement provided that upon retirement, he would receive a grant of 92,000 non-vested share awards which will vest at a rate of one-third per year upon each of the first three anniversaries of his retirement date. Furthermore, the agreement modified the vesting term of 28,750 unvested share options and 105,000 non-vested share awards previously granted to him so that such awards would become fully vested upon his retirement. We recognized an additional $10.1 million of non-vested share award compensation expense during 2007 as a result of the retirement agreement, of which $5.0 million related to the modification of his previous awards.

       The following table summarizes non-vested share award compensation expense recognized during each of the years in the three-year period ended December 31, 2007 (in millions):

	2007	2006	2005

Contract drilling	$ 5.5	$2.7	$1.0
General and administrative	17.5	4.0	1.6

Non-vested share award compensation expense
included in operating expenses	23.0	6.7	2.6
Tax benefit	(7.1)	(2.0)	(.8)

Total non-vested share award compensation
expense included in net income	$15.9	$4.7	$1.8

The following table summarizes the value of non-vested share awards granted and vested during each of the years in the three-year period ended December 31, 2007:

	2007	2006	2005

Weighted-average grant-date fair value of
non-vested share awards granted (per share)	$60.18	$49.09	$35.34
Total fair value of non-vested share awards
vested during the period (in millions)	$ 19.8	$ 4.8	$ 2.9

A summary of non-vested share award activity for the year ended December 31, 2007, is as follows (shares in thousands):
		Weighted
		Average
		Grant-Date
Non-Vested Share Award	Shares	Fair Value

Non-vested at January 1, 2007	989	$39.83
Granted	548	60.18
Vested	(334)	36.56
Forfeited	(50)	47.98

Non-vested at December 31, 2007	1,153	$50.11

       As of December 31, 2007, there was $44.9 million of total unrecognized compensation cost related to non-vested share awards granted, which is expected to be recognized over a weighted-average period of 4.5 years.

    Savings Plan

       We have a profit sharing plan (the “ENSCO Savings Plan”) which covers eligible employees, as defined. Profit sharing contributions require Board of Directors approval and may be in cash or grants of our common stock. We recorded profit sharing contribution provisions of $14.2 million, $12.6 million and $5.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

       The ENSCO Savings Plan includes a 401(k) savings plan feature which allows eligible employees to make tax deferred contributions to the plan. We make matching cash contributions which vest over a three year period based on the amount of employee contributions and rates set by our Board of Directors. We match 100% of the amount contributed by the employee up to a maximum of 5% of eligible salary. Matching contributions totaled $5.0 million, $4.7 million and $4.2 million in 2007, 2006 and 2005, respectively. We also have reserved 1.0 million shares of common stock for issuance as matching contributions under the ENSCO Savings Plan.

    Supplemental Executive Retirement Plan

       The ENSCO 2005 Supplemental Executive Retirement Plan (the "SERP") provides a tax deferred savings plan for certain highly compensated employees whose participation in the profit sharing and 401(k) savings plan features of the ENSCO Savings Plan is restricted due to funding and contribution limitations of the Internal Revenue Code. The SERP is a non-qualified plan where eligible employees may defer a portion of their compensation for use after retirement. Eligibility for participation is determined by our Board of Directors or a Board committee. The matching provisions of the SERP are identical to the ENSCO Savings Plan, except that matching contributions under the SERP are further limited by contribution amounts under the 401(k) savings plan feature of the ENSCO Savings Plan. In conjunction with the employment of our new Chief Executive Officer in February of 2006, we made a discretionary $1.1 million cash contribution to the officer's SERP account for pension and other benefits forfeited at his previous employer. The contribution is fully vested and included in our matching contributions for 2006. Matching cash contributions totaled $79,000 in 2007, $1.2 million in 2006 and $52,000 in 2005. A SERP liability of $15.2 million and $13.2 million is included in other liabilities at December 31, 2007 and 2006, respectively.

8.  INCOME TAXES

       We had income of $357.7 million, $500.2 million and $208.2 million from our continuing operations before income taxes in the U.S. and income of $896.0 million, $511.1 million and $162.3 million from our continuing operations before income taxes in non-U.S. countries for the years ended December 31, 2007, 2006 and 2005, respectively.

The components of the provision for income taxes from continuing operations for each of the years in the three-year period ended December 31, 2007 are as follows (in millions):

	2007	2006	2005

Current income tax expense:
Federal	$113.4	$144.5	$ 59.9
State	4.8	1.0	1.3
International	143.1	91.3	32.4

	261.3	236.8	93.6

Deferred income tax expense (benefit):
Federal	4.3	15.8	11.5
International	(3.9)	.1	(4.6)

	.4	15.9	6.9

Total income tax expense	$261.7	$252.7	$100.5

Significant components of deferred income tax assets (liabilities) as of December 31, 2007 and 2006 are comprised of the following (in millions):

	2007	2006

Deferred tax assets:
Accrued liabilities	$ 13.7	$ 7.8
Share-based compensation	9.3	6.6
Deferred revenue	9.0	3.6
Other	2.7	.7

Total deferred tax assets	34.7	18.7

Deferred tax liabilities:
Property and equipment	(311.4)	(322.7)
Intercompany transfers of property	(43.7)	(31.2)
Deferred costs	(15.6)	(7.1)
Other	(2.9)	(2.0)

Total deferred tax liabilities	(373.6)	(363.0)

Net deferred tax liability	$(338.9)	$(344.3)

Net current deferred tax asset	$ 13.1	$ 12.2
Net noncurrent deferred tax liability	(352.0)	(356.5)

Net deferred tax liability	$(338.9)	$(344.3)

       The income tax rates imposed in the taxing jurisdictions in which our non-U.S. subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenue, statutory or negotiated deemed profits, or other bases utilized under local tax laws, rather than to net income. In addition, our drilling rigs are frequently moved from one taxing jurisdiction to another. As a result, our consolidated effective income tax rate may vary substantially from year to year, depending on the relative components of our earnings generated in taxing jurisdictions with higher tax rates and lower tax rates. The consolidated effective income tax rate on continuing operations for each of the years in the three-year period ended December 31, 2007, differs from the U.S. statutory income tax rate as follows:

	2007	2006	2005

Statutory income tax rate	35.0%	35.0%	35.0%
Foreign taxes	(13.6)	(8.6)	(7.0)
Net benefit in connection with settlements
with tax authorities and other resolutions
of tax issues relating to prior years	(1.1)	(.5)	(1.2)
Change in valuation allowance	--	(.2)	.4
Other	.6	(.7)	(.1)

Effective income tax rate	20.9%	25.0%	27.1%

       The income tax provisions for the years ended December 31, 2007, 2006 and 2005 include net benefits of $14.5 million, $7.3 million and $4.6 million, respectively, relating to settlements with tax authorities or other resolutions of prior year tax issues. During 2006, we reversed a $1.7 million valuation allowance established in 2005 against a $5.5 million deferred tax asset for net operating loss carryforwards in Denmark, after determining it was more-likely-than-not that the net operating loss carryforwards would be fully utilized. We utilized the remaining $1.3 million of these net operating loss carryforwards during 2007 and at December 31, 2007, we had no net operating loss carryforwards.

    Unrecognized Tax Benefits

       On January 1, 2007, we adopted the recognition and disclosure provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). Under FIN 48, tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. As a result of adopting FIN 48, we reported a $5.8 million increase to our January 1, 2007, balance of retained earnings. At December 31, 2007, we had $13.5 million of unrecognized tax benefits, of which $10.0 million would impact our effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2007, is as follows (in millions):

Balance at January 1, 2007	$19.3
Increases in unrecognized tax benefits as a result of tax positions taken during the current year	1.3
Increases in unrecognized tax benefits as a result of tax positions taken during prior years	4.5
Decreases in unrecognized tax benefits as a result of tax positions taken during prior years	(11.0)
Settlements with taxing authorities	(.5)
Lapse of applicable statutes of limitations	(.6)
Impact of foreign currency exchange rates	.5

Balance at December 31, 2007	$13.5

       Current income tax expense for the year ended December 31, 2007, includes $2.3 million of interest and penalties. Accrued interest and penalties at December 31, 2007, totaled $19.2 million and is included in other liabilities.

       Our U.S. tax returns for 2004 and subsequent years remain subject to examination by tax authorities. In our international tax jurisdictions, numerous tax years remain subject to examination by tax authorities, including tax returns for either 2002 and subsequent years or 2003 and subsequent years in most of our major international tax jurisdictions.

       During the second quarter of 2007, the taxing authority in an international jurisdiction in which we operate issued a draft interpretation of certain tax laws that was inconsistent with a tax position we have taken and previously recognized approximately $41.3 million of aggregate tax benefits during the current and previous years. Upon evaluation of the draft interpretation, we concluded that our uncertain tax position in this jurisdiction continued to meet the more-likely-than-not recognition threshold of FIN 48. However, we also concluded it was reasonably possible that certain events could occur within the following twelve months that would have caused us to re-evaluate our tax position. During the fourth quarter of 2007, the taxing authority issued a final interpretation that differed from the draft interpretation issued previously and that reaffirmed our previous conclusion that our uncertain tax position met the more-likely-than-not recognition threshold of FIN 48. Furthermore, based on an evaluation of the final ruling, in conjunction with professional guidance and other available qualitative information, we determined the likelihood that we will re-evaluate this tax position within the next twelve months is remote.

       During the third quarter of 2007, new information became available in one of our international tax jurisdictions that enabled us to conclude an uncertain tax position established in prior years had been effectively settled. As a result, we recognized an aggregate $11.1 million current tax benefit during the year ended December 31, 2007, consisting of $9.0 million for the previously unrecognized tax benefit and $2.1 million of previously accrued penalties and interest. The $9.0 million tax benefit is included above in the reconciliation of unrecognized tax benefits for the year ended December 31, 2007, under "Decreases in unrecognized tax benefits as a result of tax positions taken during prior years."

       Statutes of limitations applicable to certain of our tax positions will lapse during 2008 and, therefore, it is reasonably possible that our unrecognized tax benefits will decrease during the next twelve months for the aggregate $3.2 million of unrecognized tax benefits associated with these tax positions. At December 31, 2007, $16.0 million of accrued interest and penalties related to these unrecognized tax benefits.

    Intercompany transfer of drilling rigs

In December 2007, we transferred ownership of three drilling rigs among two of our subsidiaries. The income tax liability attributable to the gain resulting from the intercompany sale of the three rigs totaled $96.5 million and will be paid by the selling subsidiary in 2008. However, recognition of the $96.5 million of income taxes payable has been deferred and is being amortized on a straight-line basis over the remaining useful lives of the associated drilling rigs, which range from three to eight years. Similarly, the tax effects of $54.8 million of reversing temporary differences of the selling subsidiary have also been deferred and are being amortized on the same basis and over the same periods as described above.

    Undistributed Earnings of our Non-U.S. Subsidiaries

       We do not provide U.S. deferred taxes on the undistributed earnings of our non-U.S. subsidiaries because our policy and intention is to reinvest such earnings indefinitely.

       In December 2007, our primary non-U.S. subsidiary declared a $1,200.0 million dividend to its U.S. parent, which included the distribution of its $922.1 million of earnings and the return of $277.9 million of previously invested capital. The U.S. tax liability on the earnings repatriation was only $4.1 million, as we utilized foreign tax credits to offset substantially all previously untaxed earnings distributed. At December 31, 2007, $500.0 million of the dividend had been paid and the remaining $700.0 million is scheduled to be paid during 2008.

       The earnings distribution was undertaken because it provided, with minimal U.S. tax impact, substantial funding flexibility for management initiatives, including the continuation and/or extension of our ongoing stock repurchase program and greater options relative to future fleet expansion efforts. This distribution was made in consideration of unique circumstances and, accordingly, it does not change our intention to reinvest the undistributed earnings of our non-U.S. subsidiaries indefinitely. Furthermore, both our U.S. and non-U.S. subsidiaries have significant net assets, liquidity, contract backlog and other financial resources available to meet their operational and capital investment requirements and otherwise allow management to continue to maintain its policy of reinvesting the undistributed earnings of its non-U.S. subsidiaries indefinitely.

       At December 31, 2007, the undistributed earnings of our non-U.S. subsidiaries totaled $14.7 million and are indefinitely reinvested. Should we make a distribution of these earnings in the form of dividends or otherwise, we may be subject to additional U.S. income taxes.

9.  DISCONTINUED OPERATIONS

       In December 2006, we sold the ENSCO 25 platform rig for $13.7 million and recognized a pre-tax gain of $5.0 million, which is included in "Gain on disposal of discontinued operations, net" in the consolidated statement of income for the year ended December 31, 2006. The operating results of ENSCO 25 have been reclassified as discontinued operations in the consolidated statements of income for each of the years in the two-year period ended December 31, 2006.

       The ENSCO 29 platform rig sustained substantial damage as a consequence of Hurricane Katrina in the third quarter of 2005. In January 2006, beneficial ownership of ENSCO 29 effectively transferred to our insurance underwriters when the rig was declared a constructive total loss under the terms of our insurance policies. Accordingly, we received the rig's net insured value of $10.0 million and recognized a pre-tax gain of $7.5 million, which consists of the $2.5 million excess of insurance proceeds over the $7.5 million net book value of the rig, plus $5.0 million for the de-recognition of a loss provision in the amount of an insurance deductible accrued upon hurricane damage in 2005. The gain is included in "Gain on disposal of discontinued operations, net" in the consolidated statement of income for the year ended December 31, 2006. During the third quarter of 2006, we recognized a $1.2 million provision ($800,000 net of tax) relating to issues involving ENSCO 29 wreckage and debris removal liability insurance coverage. (See Note 10 "Commitments and Contingencies".) The operating results of ENSCO 29 and the $1.2 million provision for wreckage and debris removal have been reclassified as discontinued operations in the consolidated statements of income for each of the years in the two-year period ended December 31, 2006.

       On October 20, 2005, we sold the ENSCO 26 platform rig for $12.0 million and recognized a minimal gain. The operating results of ENSCO 26 have been reclassified as discontinued operations in the consolidated statement of income for the year ended December 31, 2005.

       On June 30, 2005, we sold our South America/Caribbean barge rigs for $59.6 million and recognized a pre-tax gain of $9.6 million, which is included in "Gain on disposal of discontinued operations, net" in the consolidated statement of income for the year ended December 31, 2005. The net book value of the rigs was $45.1 million on the date of sale. The operating results of the six South America/Caribbean barge rigs have been reclassified as discontinued operations in the consolidated statement of income for the year ended December 31, 2005.

       The ENSCO 64 jackup rig sustained substantial damage during Hurricane Ivan in September 2004. On April 15, 2005, beneficial ownership of ENSCO 64 effectively transferred to our insurance underwriters because the rig was a constructive total loss under the terms of our insurance policies. Accordingly, we transferred beneficial ownership of ENSCO 64 to insurance underwriters and received the rig's insured value of $65.0 million. On the date of transfer, the net book value of the rig was $52.8 million. We recognized a pre-tax gain of $11.7 million upon receipt of the insurance proceeds, which is included in "Gain on disposal of discontinued operations, net" in the consolidated statement of income for year ended December 31, 2005. The operating results of ENSCO 64 have been reclassified as discontinued operations in the consolidated statement of income for the year ended December 31, 2005.

       Following is a summary of income from discontinued operations for each of the years in the two-year period ended December 31, 2006 (in millions):

	2006	2005

Revenues	$14.9	$27.5
Operating expenses and other	9.7	25.6

Operating income before income taxes	5.2	1.9

Income tax expense	(1.9)	(.9)
Gain on disposal of discontinued operations, net	7.2	13.9

Income from discontinued operations	$10.5	$14.9

       There is no debt or interest expense allocated to our discontinued operations.

10.  COMMITMENTS AND CONTINGENCIES

    Leases

       We are obligated under leases for certain of our offices and equipment. Rental expense relating to operating leases was $12.0 million in 2007, $11.3 million in 2006 and $8.9 million in 2005. Future minimum rental payments under our noncancellable operating lease obligations having initial or remaining lease terms in excess of one year are as follows: $6.4 million in 2008; $3.6 million in 2009; $1.7 million in 2010; $1.5 million in 2011 and $9.2 million thereafter.

    Capital Commitments

       As of December 31, 2007, we had an aggregate contractual commitment of $719.9 million related to the construction of our four ENSCO 8500 Series® rigs. We anticipate that approximately $353.1 million and $248.3 million of the total commitment will be paid in 2008 and 2009, respectively. However, the actual timing of these expenditures may vary based on the completion of various construction milestones, which are beyond our control.

    Contingencies

       Following disclosures by other offshore oil service companies announcing internal investigations involving the legality of amounts paid to and by customs brokers in connection with temporary importation of rigs and vessels into Nigeria, the Audit Committee of our Board of Directors and management commenced an internal investigation focusing on our payments to customs brokers relating to the temporary importation of ENSCO 100, our only rig recently operating offshore Nigeria. The principal purpose of the investigation is to determine whether any of the payments made to or by our customs brokers were inappropriate under the U.S. Foreign Corrupt Practices Act ("FCPA"). Our Audit Committee has engaged Miller & Chevalier, a Washington, D.C. law firm with significant experience in investigating and advising upon FCPA matters, to assist the Audit Committee and management in the internal investigation.

       As is customary for companies operating offshore Nigeria, we engaged independent customs brokers to process ENSCO 100 temporary importation permits, extensions and renewal thereof. One or more of the customs brokers that our subsidiary in Nigeria used to obtain these permits, extensions and renewal also provided services to other offshore oil service companies that have commenced similar investigations.

       Following consultation with outside legal counsel, notification to the Audit Committee, and notification to KPMG LLP, our independent registered public accounting firm, we voluntarily notified the United States Securities and Exchange Commission and the United States Department of Justice that an internal investigation is underway and that we intend to cooperate fully with both agencies. The internal investigation is in early stage, and we are unable to predict whether either agency will initiate a separate investigation of this matter, expand the scope of the investigation to other issues in Nigeria or to other countries or, if an agency investigation is initiated, what potential corrective measures, sanctions or other remedies, if any, the agencies may seek against us or any of our employees.

       This matter is not expected to have any material effect on or disrupt our current operations because ENSCO 100 completed its contract commitment and departed Nigeria in August of 2007. At this time, we cannot predict the effect of this matter upon any potential future operations in Nigeria or elsewhere.

       Inasmuch as our internal investigation is in an early stage, we are unable to predict the outcome of the investigation or to determine whether the nature and scope of the investigation will be expanded or the extent to which we may be exposed to any resulting potential liability or significant additional expense.

       A portion of the ENSCO 29 platform drilling rig was lost over the side of a customer's platform during Hurricane Katrina in the third quarter of 2005. Although beneficial ownership of ENSCO 29 was subsequently transferred to our insurance underwriters when the rig was determined to be a constructive total loss, management believes we may be contractually required to remove the ENSCO 29 wreckage and debris from the seabed and currently estimates that the removal cost could range from $5.0 million to $15.0 million. Our property insurance policies include coverage for ENSCO 29 wreckage and debris removal costs up to $3.8 million. We also have liability insurance policies that provide coverage for wreckage and debris removal costs in excess of the $3.8 million coverage provided under the property insurance policies.

       Our liability insurance underwriters have issued letters reserving rights and effectively denying coverage by questioning the applicability of coverage for the potential ENSCO 29 wreckage and debris removal costs. During August 2007, we commenced litigation against underwriters alleging breach of contract, wrongful denial, bad faith and other claims which seek a declaration that the removal of wreckage and debris is covered under our liability insurance, monetary damages, attorneys' fees and other remedies. While we believe it is likely that any ENSCO 29 wreckage and debris removal costs incurred will be fully covered by insurance, a $1.2 million provision, representing the portion of the $5.0 million low range of the estimated removal cost we believe is subject to liability insurance coverage, was recognized during the third quarter of 2006.

       In August 2004, we and certain current and former subsidiaries were named as defendants, along with numerous other third party companies as co-defendants, in three multi-party lawsuits filed in the Circuit Courts of Jones County (Second Judicial District) and Jasper County (First Judicial District), Mississippi. The lawsuits sought an unspecified amount of monetary damages on behalf of individuals alleging personal injury or death, primarily under the Jones Act, purportedly resulting from exposure to asbestos on drilling rigs and associated facilities during the period 1965 through 1986.

       In compliance with the Mississippi Rules of Civil Procedure, the individual claimants in the original multi-party lawsuits whose claims were not dismissed were ordered to file either new or amended single plaintiff complaints naming the specific defendant(s) against whom they intended to pursue claims. As a result, out of more than 600 initial multi-party claims, we have been named as a defendant by 66 individual plaintiffs. Of these claims, 63 claims or lawsuits are pending in Mississippi state courts and three are pending in the United States District Court as a result of their removal from state court.

       We intend to vigorously defend against these claims and have filed responsive pleadings preserving all defenses and challenges to jurisdiction and venue. However, inasmuch as discovery is in the very early stages and available information regarding the nature of these claims is limited, we cannot reasonably determine if the claimants have valid claims under the Jones Act or estimate a range of potential liability exposure, if any. At present, none of the pending Mississippi asbestos lawsuits against us have been set for trial. Although we do not expect the final disposition of these lawsuits to have a material adverse effect upon our financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome of the lawsuits.

       In addition to the pending cases in Mississippi, we recently received a letter demanding that we defend and indemnify two parties that formerly held an interest in a predecessor company named in a lawsuit pending in the Superior Court of the State of California. The demand arises pursuant to the terms and conditions of an Assumption Agreement given by the Company's predecessor, Penrod Drilling Corporation ("Penrod"). The plaintiff seeks monetary damages allegedly arising from exposure to asbestos or products containing asbestos while employed by Penrod. Inasmuch as the Company has yet to conduct discovery, and because the allegations are vague, it is difficult to assess the exposure or predict the outcome of this lawsuit. While management does not expect the final disposition of the lawsuit to have a material adverse effect upon ENSCO's financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome.

       Legislation known as the U.K. Working Time Directive ("WTD") was introduced in August 2003 and may be applicable to our employees and employees of other drilling contractors that work offshore in U.K. territorial waters or in the U.K. sector of the North Sea. Certain trade unions representing offshore employees have claimed that drilling contractors are not in compliance with the WTD in respect of paid time off (vacation time) for employees working offshore on a rotational basis (generally equal time working and off). The related issues are subject to pending or potential judicial, administrative and legislative review. A Labor Tribunal in Aberdeen, Scotland rendered decisions in claims involving other offshore service companies on February 21, 2008 and we are currently evaluating the extent to which the decisions will impact us. We also have received inquiries from the Danish and Dutch authorities regarding applicability of the WTD as adopted by Denmark and The Netherlands to our employees on our rigs operating in the Danish and Dutch sectors of the North Sea. Based on information currently available, we do not expect the resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows.

       In addition to the foregoing, we and our subsidiaries are named defendants in certain other lawsuits, claims or proceedings incidental to our business and are involved from time to time as parties to governmental investigations or proceedings, including matters related to taxation, arising in the ordinary course of business. Although the outcome of lawsuits or other proceedings involving us and our subsidiaries cannot be predicted with certainty and the amount of any liability that could arise with respect to such lawsuits or other proceedings cannot be predicted accurately, management does not expect these matters will have a material effect on our financial position, operating results or cash flows.

11.  SEGMENT INFORMATION

       We are in the process of developing a fleet of deepwater semisubmersible rigs. In connection therewith, we contracted a major international shipyard based in Singapore to construct seven ultra-deepwater semisubmersible rigs (the "ENSCO 8500 Series®"). The first ENSCO 8500 Series® rig has been delivered by the shipyard and arrived in the Gulf of Mexico in mid-December 2008. The rig is currently undergoing final outfitting and preparing for deepwater sea trials and is projected to commence operations in February 2009. In connection with the arrival of our first ENSCO 8500 Series® rig, we have reorganized the management of our operations, establishing a separate business unit to manage our fleet of deepwater semisubmersible rigs.

       As part of this reorganization, we evaluated our remaining assets and operations, consisting of 44 jackup rigs and one barge rig organized into three business units based on major geographic region, and now consider these three business units as operating segments. Accordingly, our business now consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe/Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling.

       Segment information for each of the years in the three-year period ended December 31, 2007 is presented below. General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and are included in "Reconciling Items." Assets not allocated to our operating segments are also included in "Reconciling Items." As of December 31, 2007, total asset reconciling items consisted primarily of cash and cash equivalents of $525.6 million, goodwill of $336.2 million and other assets, net, of $134.1 million. As of December 31, 2006, total asset reconciling items consisted primarily of cash and cash equivalents of $474.1 million and goodwill of $336.2 million. As of December 31, 2005, total asset reconciling items consisted primarily of goodwill of $336.2 million and cash and cash equivalents of $215.2 million.

Year Ended December 31, 2007
(in millions)

				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$72.8	$912.7	$670.8	$487.5	$2,143.8	$ --	$2,143.8
Operating expenses Contract drilling (exclusive of depreciation)	28.8	271.9	208.4	175.0	684.1	--	684.1
Depreciation	9.3	81.1	40.4	49.4	180.2	4.1	184.3
General and administrative	--	--	--	--	--	59.5	59.5

Operating income	$34.7	$559.7	$422.0	$263.1	$1,279.5	$(63.6)	$1,215.9

Total assets	$973.8	$1,386.6	$773.6	$808.8	$3,942.8	$1,026.0	$4,968.8
Capital expenditures	352.4	50.6	22.0	93.5	518.5	1.4	519.9
Year Ended December 31, 2006 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$60.9	$585.5	$497.1	$670.0	$1,813.5	$ --	$1,813.5
Operating expenses Contract drilling (exclusive of depreciation)	26.3	226.0	158.0	166.4	576.7	--	576.7
Depreciation	8.9	75.3	36.4	50.7	171.3	3.7	175.0
General and administrative	--	--	--	--	--	44.6	44.6

Operating income	$25.7	$284.2	$302.7	$452.9	$1,065.5	$(48.3)	$1,017.2

Total assets	$564.6	$1,358.6	$640.4	$891.7	$3,455.3	$879.1	$4,334.4
Capital expenditures	299.5	128.9	9.5	88.7	526.6	2.0	528.6

Year Ended December 31, 2005 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$52.0	$374.6	$241.5	$366.2	$1,034.3	$ --	$1,034.3
Operating expenses Contract drilling (exclusive of depreciation)	21.8	182.6	114.1	135.9	454.4	--	454.4
Depreciation	8.0	64.6	31.7	45.5	149.8	3.6	153.4
General and administrative	--	--	--	--	--	32.0	32.0

Operating income	$22.2	$127.4	$ 95.7	$184.8	$ 430.1	$(35.6)	$ 394.5

Total assets	$269.4	$1,326.2	$499.3	$908.3	$3,003.2	$614.7	$3,617.9
Capital expenditures	63.9	293.3	8.5	110.4	476.1	1.0	477.1

   Information about Geographic Areas

       As of December 31, 2007, our Deepwater segment consisted of one ultra-deepwater semisubmersible rig operating in the Gulf of Mexico and four ultra-deepwater semisubmersible rigs under construction in Singapore. Our Asia Pacific segment consisted of 19 jackup rigs and one barge rig deployed in various locations throughout Asia, the Middle East, Australia and New Zealand. Our Europe/Africa segment consisted of eight jackup rigs deployed in various territorial waters of the North Sea and two jackup rigs located offshore Tunisia. Our North and South America segment consisted of fourteen jackup rigs located in the Gulf of Mexico and one jackup rig located offshore Venezuela.

       For purposes of our geographic areas disclosures, we attribute revenues to the geographic location where such revenue is earned and assets to the geographic location of the drilling rig at December 31 of the applicable year. For new construction projects, assets are attributed to the location of future operation if known or to the location of construction if the ultimate location of operation is undetermined. Information by country for those countries that account for more than 10% of total revenues or 10% of our long-lived assets is as follows (in millions):

	Revenues			Long-lived Assets
	2007	2006	2005	2007	2006	2005

United States	$ 529.9	$ 709.9	$414.2	$1,637.1	$1,219.5	$1,060.0
United Kingdom	392.5	325.9	157.8	425.5	242.7	381.3
Other foreign countries	1,221.4	777.7	462.3	1,296.3	1,498.2	1,222.3

Total	$2,143.8	$1,813.5	$1,034.3	$3,358.9	$2,960.4	$2,663.6

   Assigning Goodwill to Reporting Units

       Our four operating segments represent our reporting units in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets (as amended)." As a result of our management reorganization from one operating segment and reporting unit to four operating segments and reporting units, we reassigned goodwill to our four reporting units based on a relative fair value allocation approach as follows (in millions):

Deepwater	$143.6
Asia Pacific	84.6
Europe/Africa	61.4
North and South America	46.6

$336.2

       Goodwill is not allocated to operating segments in the measure of segment assets regularly reported to and used by management. No goodwill was acquired or disposed of during the years ended December 31, 2007, 2006 and 2005. No goodwill impairments were recognized during the years ended December 31, 2007, 2006 and 2005.

12.  SUPPLEMENTAL FINANCIAL INFORMATION

   Consolidated Balance Sheet Information

       Accounts receivable, net at December 31, 2007 and 2006 consists of the following (in millions):

	2007	2006

Trade	$372.2	$332.0
Other	16.4	10.8

	388.6	342.8
Allowance for doubtful accounts	(5.4)	(4.0)

	$383.2	$338.8

Other current assets at December 31, 2007 and 2006 consists of the following (in millions):

	2007	2006

Inventory	$ 39.7	$35.4
Deferred mobilization costs	26.3	9.9
Deferred tax assets	15.1	12.2
Prepaid taxes	9.5	4.3
Prepaid expenses	8.3	9.3
Deferred regulatory certification and compliance costs	7.0	2.4
Derivative assets	6.2	3.9
Other	4.5	5.2

	$116.6	$82.6

Other assets, net at December 31, 2007 and 2006 consists of the following (in millions):

	2007	2006

Prepaid taxes on intercompany transfers of property	$114.4	$20.8
Supplemental executive retirement plans	15.8	13.7
Deferred finance costs	3.9	4.9
Deferred regulatory certification and compliance costs	3.4	1.7
Deferred mobilization costs	2.9	5.1
Other	4.0	4.4

	$144.4	$50.6

Accrued liabilities and other at December 31, 2007 and 2006 consists of the following (in millions):

	2007	2006

Taxes	$195.1	$ 58.4
Personnel	49.6	44.8
Other operating expenses	58.8	42.3
Capital expenditures	96.1	27.2
Deferred and prepaid revenue	61.2	27.2
Other	4.8	5.5

	$465.6	$205.4

   Consolidated Statement of Income Information

       Maintenance and repairs expense related to continuing operations for each of the years in the three-year period ended December 31, 2007 is as follows (in millions):

	2007	2006	2004

Maintenance and repairs expense	$100.4	$74.5	$62.2

Consolidated Statement of Cash Flows Information Cash paid for interest and income taxes for each of the years in the three-year period ended December 31, 2007 is as follows (in millions):

	2007	2006	2005

Interest, net of amounts capitalized	$ 4.6	$ 15.3	$ 29.7
Income taxes	214.3	206.3	143.1

       Capitalized interest totaled $30.4 million in 2007, $18.9 million in 2006 and $8.9 million in 2005. Excluded from investing activities on our consolidated statements of cash flows were capital expenditure accruals of $96.1 million in 2007, $27.2 million in 2006, and $36.8 million in 2005.

    Financial Instruments

       The carrying amounts and estimated fair values of our debt instruments at December 31, 2007 and 2006 are as follows (in millions):

	2007		2006
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

4.65% Bonds, including current maturities	$ 58.5	$ 54.7	$ 63.0	$ 60.4
6.36% Bonds, including current maturities	101.4	108.7	114.0	118.7
6.75% Notes	--	--	149.9	151.4
7.20% Debentures	148.7	165.3	148.7	169.3

       The estimated fair values of our debt instruments were determined using quoted market prices or third party valuations. The estimated fair value of our cash and cash equivalents, receivables, trade payables and other liabilities approximated their carrying values at December 31, 2007 and 2006. We have cash, receivables and payables denominated in foreign currencies. These financial assets and liabilities create exposure to foreign currency exchange risk. When warranted, we hedge such risk by purchasing options or futures contracts. We do not enter into such contracts for trading purposes or to engage in speculation. At December 31, 2007 and 2006, the fair value of such contracts was a net asset of $4.6 million and $4.0 million, respectively.

   Concentration of Credit Risk

       We are exposed to credit risk relating to our receivables from customers, our cash and cash equivalents and our use of derivative instruments in connection with the management of foreign currency risk. We minimize our credit risk relating to receivables from customers, which consist primarily of major international and independent oil and gas producers as well as government-owned oil companies, by performing ongoing credit evaluations. We also maintain reserves for potential credit losses, which to date have been within management's expectations. We minimize our credit risk relating to cash and investments by focusing on diversification and quality of instruments. Cash balances are maintained in major, highly-capitalized commercial banks. Cash equivalents consist of a portfolio of high-grade instruments. Custody of cash equivalents is maintained at several major financial institutions and we monitor the financial condition of those financial institutions. We minimize our credit risk relating to the counterparties of our derivative instruments by transacting with multiple, high-quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of those counterparties.

       During 2007 and 2006, no customer provided more than 10% of consolidated revenues. During 2005, one customer provided 12%, or $127.0 million, of consolidated revenues.

13.  UNAUDITED QUARTERLY FINANCIAL DATA

       A summary of unaudited quarterly consolidated income statement data for the years ended December 31, 2007 and 2006 is as follows (in millions, except per share amounts):

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$514.1	$548.6	$551.9	$529.2	$2,143.8

Operating expenses
Contract drilling	162.8	168.8	178.7	173.8	684.1
Depreciation	45.1	46.8	47.1	45.3	184.3
General and administrative	16.0	19.1	11.5	12.9	59.5

Operating income	290.2	313.9	314.6	297.2	1,215.9

Interest income	6.2	6.3	7.1	6.7	26.3
Interest expense, net	(1.1)	(.8)	--	--	(1.9)
Other income, net	4.5	2.3	2.7	3.9	13.4

Income from continuing operations before
income taxes	299.8	321.7	324.4	307.8	1,253.7
Provision for income taxes	67.5	67.3	57.7	69.2	261.7

Net income	$232.3	$254.4	$266.7	$238.6	$992.0

Earnings per share
Basic	$ 1.55	$ 1.72	$ 1.83	$ 1.66	$ 6.76
Diluted	$ 1.54	$ 1.72	$ 1.82	$ 1.66	$ 6.73

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$381.6	$475.2	$486.1	$470.6	$1,813.5

Operating expenses
Contract drilling	127.9	146.4	150.5	151.9	576.7
Depreciation	42.0	44.1	44.3	44.6	175.0
General and administrative	10.4	10.5	11.3	12.4	44.6

Operating income	201.3	274.2	280.0	261.7	1,017.2

Interest income	2.3	2.7	4.3	5.6	14.9
Interest expense, net	(4.2)	(4.9)	(4.5)	(2.9)	(16.5)
Other expense, net	(1.7)	(1.2)	(.4)	(1.0)	(4.3)

Income from continuing operations before
income taxes and cumulative effect of
accounting change	197.7	270.8	279.4	263.4	1,011.3
Provision for income taxes	53.5	76.8	64.7	57.7	252.7

Income from continuing operations	144.2	194.0	214.7	205.7	758.6
Income from discontinued operations, net	5.0	.7	.1	4.7	10.5
Cumulative effect of accounting change, net	.6	--	--	--	.6

Net income	$149.8	$194.7	$214.8	$210.4	$ 769.7

Earnings per share - basic
Continuing operations	$ .94	$ 1.27	$ 1.41	$ 1.36	$ 4.98
Discontinued operations	.03	.00	.00	.03	.07
Cumulative effect of accounting change	.00	--	--	--	.00

	$ .98	$ 1.27	$ 1.41	$ 1.39	$ 5.06

Earnings per share - diluted
Continuing operations	$ .94	$ 1.26	$ 1.40	$ 1.36	$ 4.96
Discontinued operations	.03	.00	.00	.03	.07
Cumulative effect of accounting change	.00	--	--	--	.00

	$ .97	$ 1.27	$ 1.40	$ 1.39	$ 5.04

14.  SUBSEQUENT EVENT

       At February 25, 2008, we held $84.1 million of long-term debt instruments with variable interest rates periodically reset through an auction process ("auction rate securities"). Recent auctions associated with $57.8 million of our auction rate securities failed and the remaining $26.3 million of our auction rate securities that have not experienced auction failures are scheduled to undergo auctions in the next few days. An auction failure, which is not a default in the underlying debt instrument, occurs when there are more sellers than buyers at a scheduled interest rate auction date and parties desiring to sell their securities are unable to do so.

       When an auction fails, the interest rate is adjusted according to the provisions of the associated security agreement, which generally results in an interest rate that is significantly higher than the interest rate the issuer pays in connection with successful auctions. Accordingly, issuers of auction rate securities generally have a strong incentive to refinance their auction rate securities if they believe future auction failures are likely. All of our auction rate securities are currently rated Aaa by Moody's, AAA by Standard & Poor's and/or AAA by Fitch, which is the highest rating issued by each respective rating agency. An aggregate $75.3 million of our auction rate securities were issued by state agencies and are supported by student loans whose repayment is substantially guaranteed by the U.S. government under the Federal Family Education Loan Program. The remaining $8.8 million of our auction rate securities were issued by municipalities and their repayment is insured by a bond insurance company that currently maintains a financial strength rating of Aaa by Moody's, AAA by Standard & Poor's and AAA by Fitch.

       The auction failures and resulting lack of liquidity have developed very recently and are affecting the entire auction rate securities market. We are currently unable to determine whether the current situation will be temporary, whether issuers of auction rate securities will attempt and/or be able to refinance their debt, whether the credit ratings of our auction rate securities and insurer will deteriorate, or the impact that these and other events will have on the valuations of our auction rate securities. While we acquired our auction rate securities with the intention of holding them for a very short period of time, we do not expect to experience any liquidity problems or alter any business plans if we maintain our investment in these auction rate securities indefinitely.

       All of our auction rate securities were originally acquired in January 2008 and we did not own any auction rate securities at December 31, 2007.